BILL OF SALE AND ASSIGNMENT

FOR VALUE RECEIVED, and pursuant to that certain Amended and Restated Asset Purchase Agreement, dated as of May 2, 2001 (hereinafter referred to as the ("Agreement") among TMP Worldwide Inc., a Delaware corporation ("Assignee"), Collegelink.com Incorporated, a Delaware corporation (the "CollegeLink Parent"), and CollegeLink Corporation, a Delaware corporation and wholly-owned subsidiary of the CollegeLink Parent (the "CollegeLink Sub"; together with the CollegeLink Parent, the "Assignors" and each an "Assignor"), the Assignors do hereby grant, bargain, sell, assign, transfer, convey and deliver, free and clear of any lien, encumbrance, claim, charge or liability (except as otherwise expressly provided in the Agreement) all of its right, title and interest in the following (with all capitalized terms used herein and not otherwise defined herein having the respective meanings ascribed thereto in the Agreement):

All those personal, tangible and intangible properties of each Assignor used in connection with the operation of the Business, other than the Excluded Assets, wherever located and whether or not any or all of said property and assets appear or are reflected upon the Assignors' books, records, or financial statements, including without limitation, those set forth below, as more particularly described in the Schedules to Section 1.1 of the Agreement or attached hereto, as the case may be:

     (a)  subject to Section 7.1(g) of the Agreement, all the rights and benefits accruing to each Company under all agreements, contracts, arrangements, leases, guarantees, commitments and orders, whether written or oral, between either Company and any third party, which contracts are listed on Schedule 1.1(a) hereto;

     (b)  all equipment, computers, computer hardware and software, tools, supplies, furniture, and other tangible personal property and assets of each Assignor related to the Business, and listed on Schedule 1.1(b) hereto;

     (c)  all the interest of and the rights and benefits accruing to each Assignor as lessee under (i) any leases and subleases relating to real property as described on Schedule 1.1(c) hereto, and (ii) the leases or rental agreements covering equipment, computers, computer hardware and software, vehicles and other tangible personal property as described in Schedule 1.1(c) hereto;

     (d)  all accounts and notes receivable (including without limitation, any claims, remedies and other rights related thereto) evidencing rights to payment for services rendered and/or goods leased or sold by each Assignor and relating to the Business through the Closing Date as described in Schedule 1.1(d) hereto, but excluding the accounts receivable listed on Schedule 1.1(d)(i) hereto;

     (e)  all operating data and records of each Assignor relating to the Business, including, without limitation, customer lists and, records, customer/customer service databases, referral sources, production reports and records, equipment logs, operating guides and manuals, projections, copies of financial, accounting and personnel records, correspondence and other similar documents and records;

     (f)  all claims, warranty rights, causes of action and other similar rights granted or owing to each Assignor arising out of the Business, except tax refunds, to the extent the same are assignable;

     (g)  all of each Assignor's right, title and interest in and to the name "CollegeLink.com" and the other names and internet domain names set forth on Schedule 1.1(g) hereto, and any and all variations thereof for any and all purposes;

     (h)  all the intangible and intellectual property of each Assignor relating to the Business, including, without limitation, all software and software libraries, processes, methods, plans, research data, marketing plans and strategies, forecasts, patents and patent applications, inventions, discoveries, know-how, trade secrets and ideas (including those in the possession of third parties, but which are the property of the Assignors), and all records, books or other indicia of the foregoing, trademarks, trademark applications, service-marks, trade names, licenses, copyrights, operating rights, permits and other similar intangible property and rights hereto or under development, including, without limitation, all of those set forth on Schedule 1.1(h) hereto and those proprietary, industrial or intellectual property rights found at the web sites operated by the Assignors at the web site addresses listed on Schedule 1.1(h) hereto;

     (i)  all licenses, permits, approvals, qualifications, consents and other authorizations necessary for the lawful conduct, ownership and operation of the Business to the extent the same are transferable;

     (j)  all prepaid expenses of the Assignors relating to or in support of the Assigned Contracts;

     (k)  all goodwill and going-concern value of the Business;

     (l)  the other receivables attached hereto as Schedule 1.1(l); and

     (m)  all other assets and properties of any nature whatsoever held by either Assignor, either directly or indirectly, and used in, allocated to, or required for the conduct of the Business, but excluding the Excluded Assets (as defined in Section 1.2 of the Agreement).

TO HAVE AND TO HOLD said Assets, with all appurtenances thereto, unto Assignee, its successors and assigns, and for its and their own use forever.

Each Assignor, for itself and its successors and assigns, has covenanted and agreed, and by this Bill of Sale and Assignment does hereby covenant and agree, to and for the benefit of Assignee, its successors and assigns, that Assignor and its successors and assigns will do, execute and deliver or will cause to be done, executed and delivered, all such further acts, transfers, assignments, conveyances, powers of attorney and assurances, for the better assuring, conveying and confirming unto Assignee, its successors and assigns, all and singular, the Assets, all as Assignee shall reasonably require.

IN WITNESS WHEREOF, Assignor has caused this Bill of Sale and Assignment to be duly executed and delivered as of the ___ day of June, 2001.

COLLEGELINK CORPORATION            COLLEGELINK.COM INCORPORATED

By:  /s/ Richard A. Fisher                              By:  /s/ Richard A. Fisher
       Richard A. Fisher                                         Richard A. Fisher
       President                                                      Chairman

STATE OF NEW YORK              :
                                                      : SS
COUNTY OF NEW YORK         :

On this 20th day of June, 2001, before me, a Notary Public in and for the State and County aforesaid, the undersigned officer, personally appeared Richard A. Fisher, who acknowledged himself to be the Chairman of the Board of CollegeLink.com Incorporated, a Delaware corporation, and that he, as the Chairman of the Board of such corporation, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

[NOTARY SEAL]

/s/ Cherie Tanika Harris
Notary Public

STATE OF NEW YORK              :
                                                      : SS
COUNTY OF NEW YORK         :

On this 20th day of June, 2001, before me, a Notary Public in and for the State and County aforesaid, the undersigned officer, personally appeared Richard A. Fisher, who acknowledged himself to be the President of CollegeLink Corporation, a Delaware corporation, and that he, as the President of such corporation, being authorized to do so, executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

[NOTARY SEAL]

/s/ Cherie Tanika Harris
Notary Public